Crossroads Liquidating Trust 8-K

Exhibit 99.1

March 28, 2019

RE: CROSSROADS LIQUIDATING TRUST - 2018 ANNUAL REPORT

Dear Crossroads Liquidating Trust Beneficiary:

We filed the Annual Report for Crossroads Liquidating Trust (the “Trust”) on Form 10-K for the year ended December 31, 2018 with the U.S. Securities and Exchange Commission on March 28, 2019. A link to the electronic version of the Form 10-K may be found in the Investor Relations section of our website www.xroadscap.com. We encourage you to read the Form 10-K, which includes business, financial and portfolio investment information regarding Crossroads Liquidating Trust.

The sole purpose of the Trust is to liquidate its assets and distribute the proceeds to its beneficial holders. The Trust has made one liquidating distribution of approximately $15,300,000, or $1.60 per unit, on July 12, 2017. As of December 31, 2018, the net assets in liquidation of the Trust were approximately $8,090,000, or $0.85 per unit.

On March 21, 2019, Zoosk, one of our portfolio companies, entered into a definitive agreement for its acquisition by Spark Networks SE (“Spark”) (NYSE: LOV). The transaction, which is expected to close early in the third quarter of 2019, would provide the Trust with a combination of cash (including a small deferred cash payment to be made in December 2020) and marketable Spark American Depository Shares (“ADSs”) in exchange for its Zoosk stock. The total value of the consideration that the Trust will receive for its Zoosk stock will not be known until shortly after the acquisition closes.

Less significantly, one of our portfolio companies, Deem, was also acquired in the first quarter of 2019, resulting in no consideration for the Trust and no change in our net asset value.

Assuming the Zoosk transaction closes, the Trust will have five remaining portfolio company investments compared to the eight at the time of conversion into the Trust. After the closing of the Zoosk transaction, the Trustees will likely authorize a liquidating distribution. We remain dedicated to obtaining the best results for our beneficiaries throughout the liquidation process.

We appreciate your continued confidence and patience as we continue to pursue an orderly liquidation of Crossroads Liquidating Trust’s remaining assets.

Sincerely,

/s/ Andrew Dakos

Andrew Dakos
Trustee

This letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Crossroads Liquidating Trust’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed. Except as required by the federal securities laws, Crossroads Liquidating Trust undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

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